EXHIBIT 99.1

Progress Puts First Horizon in Sound Position

Provision and NPAs Decline as Core Businesses Show Solid Performance

MEMPHIS, Tenn., July 16, 2009 (GLOBE NEWSWIRE) -- First Horizon National Corp. (NYSE:FHN) continued to make progress in the second quarter 2009, sustained by solid performance trends within its core businesses and a proactive approach to credit quality.

  *  Second quarter 2009 net loss available to common shareholders was $123.2 million, or $.58 per diluted share, compared to the first quarter net loss available to common shareholders of $82.8 million, or $.39 per diluted share.
  *  Nonperforming Assets (NPAs) continued an improving trend, declining 2 percent linked-quarter.
  *  Consolidated net interest margin expanded 16 basis points to
     3.05 percent.
  *  Positive trends within core businesses - Regional Banking net interest margin expanded 21 basis points to 4.71 percent and period-end core deposits increased 1 percent from first quarter 2009.  Capital markets experienced another strong
     quarter with fixed income revenues of $170.1 million.
  *  Stronger balance sheet with improved liquidity - Period-end assets declined to $28.8 billion primarily due to the wind-down of the national loan portfolios.
  *  Strong capital position - Capital ratios improved, remaining among industry leaders with Tier 1 estimate of 15.4 percent,
     Tangible Common Equity to Tangible Assets at 7.3 percent, and
     Tier 1 Common estimate of 9.5 percent.

"Given our strong capital position, proactive approach to credit, and competitive advantages in our core businesses, First Horizon is well-positioned," said Bryan Jordan, CEO of First Horizon. "We believe the long-term earnings power of our core franchises is solid - capable of delivering 15 to 20 percent returns on equity - and we're focused on the fundamentals that will drive it. We've made significant progress on our strategic focus and the continued wind-down of our national businesses."

PERFORMANCE HIGHLIGHTS

FHN's total revenues decreased to $491.4 million in the second quarter from $604.5 million in the prior quarter as mortgage banking income slipped $100.3 million primarily due to a decline in net servicing income and capital markets fixed income sales declined following first quarter 2009's record performance. Noninterest expenses declined slightly to $411.9 million from first quarter 2009's $417.3 million as lower personnel costs were partially offset by increases in loan repurchase costs, foreclosure losses, and the FDIC special assessment. Provision for loan losses decreased $40.0 million to $260.0 million in second quarter 2009. These resulted in a pre-tax loss of $180.6 million in second quarter 2009 compared with the $112.9 million pre-tax loss in first quarter 2009.

The second quarter reflected continuing efforts to contract the balance sheet as total average assets declined $1.5 billion, or 5.1 percent, to $28.9 billion from first quarter. Average loans decreased 4.2 percent or $.9 billion linked-quarter and average total deposits were down slightly as escrow deposit balances declined due to an MSR bulk sale.

Consolidated net interest margin improved to 3.05 percent in second quarter 2009 compared to 2.89 percent in first quarter driven by higher loan and deposit spreads and a decline in earning assets.

Provision and NPAs Decline, Reserve for Loan Losses Increases, Net Charge-Offs Rise

Nonperforming assets were down $19.1 million from the first quarter principally due to a reduction in OREO balances and flattening in nonperforming loan growth. The nonperforming asset ratio increased to 6.15 percent in second quarter 2009 from 5.98 percent in the prior quarter primarily from a decrease in total loans from prior quarter.

Provision for loan losses decreased to $260.0 million in second quarter 2009 from $300.0 million in the first quarter while net charge-offs increased to $239.4 million from $208.3 million. Provisioning reflects continued efforts to address problem loans and recognition of portfolio stress as a result of the adverse economic conditions and prolonged weakness in the housing market. The ratio of allowance to total loans increased to 4.91 percent in second quarter 2009 from 4.57 percent in the prior quarter and the net charge-off ratio was 477 basis points in second quarter 2009 compared to 397 basis points in the prior quarter. The increase in net charge-offs was driven by the income-producing commercial real estate, home equity, permanent mortgage, and one-time close portfolios.

Business Line Reviews

In the second quarter, FHN reviewed cost allocation and funds transfer pricing methodologies used to determine segment performance. As a result of this review, certain of these methodologies were revised affecting all segments. Additionally, activities related to Low Income Housing Investments were moved from Regional Banking to Corporate. For comparability, previously reported amounts have been revised to reflect these changes. The FDIC special assessment was allocated to all segments using period end assets of the reporting segment less an estimate of segment-level Tier 1 Capital.

Regional Banking's Margin Improves, Provision Decreases

Regional Banking recognized a pre-tax loss of $12.6 million for second quarter 2009 compared to a pre-tax loss of $66.7 million in the first quarter 2009. Provision expense declined by $46.8 million to $51.0 million in the second quarter. Net interest margin increased to 4.71 percent in second quarter 2009 compared to 4.50 percent in first quarter 2009 primarily reflecting increased loan and deposit spreads and a decline in earning assets. Noninterest income increased slightly due to a seasonal rise in service fees on deposit accounts. Noninterest expense was flat as declines in personnel expense were offset by elevated foreclosure losses and the FDIC special assessment.

Capital Markets' Solid Fixed Income Performance Continues

Capital Markets recognized pre-tax income of $79.0 million in second quarter 2009 compared to $74.7 million in first quarter 2009. Fixed income sales declined $26.9 million, but remained strong as favorable market conditions continued into the second quarter. Noninterest expense decreased due to a reduced rate of incentive provisioning and the decline in production levels. Provision expense increased $7.1 million in relation to first quarter 2009 primarily due to continued stress on the trust preferred loan portfolios. Other product revenues of $19.5 million were flat compared to first quarter 2009.

Continued Reduction of National Specialty Lending Balance Sheet

National Specialty Lending's second quarter pre-tax loss of $195.3 million was relatively flat compared to a pre-tax loss of $193.6 million in the prior quarter. Period-end loans declined approximately $.5 billion in comparison to first quarter 2009. Net interest income declined due to the continuing contraction of loan portfolios from the wind-down of operations. Loan loss provision was $176.3 million reflecting increased reserves for the national commercial construction and consumer real estate portfolios. Noninterest income declined sequentially as charges related to repurchase obligations associated with prior loan sales were higher in second quarter 2009. Noninterest expense increased in comparison to the prior quarter primarily from higher foreclosure losses and the FDIC special assessment.

Mortgage Banking Impacted by Hedging

Mortgage Banking's second quarter 2009 pre-tax loss was $44.7 million compared to first quarter 2009's pre-tax income of $84.8 million. Net servicing income declined sequentially as the positive effects of hedging results significantly declined in comparison to first quarter 2009 and fees were down consistent with a decline in average MSR. Origination income decreased due to mortgage warehouse valuation adjustments recognized in second quarter 2009. Tennessee mortgage origination income increased in the second quarter as refinance activity increased from first quarter. Noninterest expense increased in the second quarter as foreclosure and repurchase losses associated with the legacy origination platform increased from first quarter 2009. Provision expense increased to $11.5 million in the second quarter reflecting deterioration in the permanent mortgage portfolio.

Corporate Reflects Decline in Restructuring, Repositioning, and Efficiency Initiatives

The pre-tax loss for second quarter 2009 was $7.0 million compared to $12.0 million in the first quarter. Noninterest income increased to $11.5 million as deferred compensation income increased which was mirrored by a corresponding increase in personnel expense. Noninterest expense also increased due to the FDIC special assessment. Net charges related to restructuring, repositioning, and efficiency initiatives were minimal in the second quarter compared to $4.7 million in the first quarter.

USE OF NON-GAAP MEASURES

Certain capital-related non-GAAP ratios are included in the text of this release and on the following Consolidated Summary Results table. FHN's management believes such ratios are relevant to understanding the capital position of the company. The non-GAAP ratios presented in this release are tangible common equity to tangible assets, tangible book value per common share, tier 1 common to risk-weighted assets, and adjusted tangible common equity to risk-weighted assets. These ratios are reported to FHN's management and Board of Directors through various internal reports. Additionally, disclosure of these ratios provides a meaningful base for comparability to other financial institutions as these ratios have become an important measure of the capital strength of banks as demonstrated by the inclusion in the stress tests administered by the United States Treasury Department under the Capital Assistance Program. Refer to the tabular reconciliation of non-GAAP to GAAP measures and presentation of the most comparable GAAP ratios at the end of this release.

OTHER INFORMATION

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, customer and investor responses to these conditions, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, natural disasters, and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

FHN provides additional disclosure and discussion related to FHN's earnings and business segment performance through a financial supplement and slide presentation, which will be available on FHN's Web site at www.fhnc.com.

Management will host a conference call at 8:00 a.m. Central Time July 17 to review earnings and performance trends. Callers wishing to participate in the call may dial toll-free starting at 7:45 a.m. Central Time July 17 by dialing 1-888-857-6930 (international participants dial 1-719-457-2655). The conference will also be webcast live through First Horizon's Web site and will be accompanied by the slide presentation. To access the webcast and the slide presentation, visit the investor relations section of www.fhnc.com. A replay of the call will be available from 11 a.m. Central Time July 17 until 12 midnight July 31 by calling 1-888-203-1112 or 1-719-457-0820 for international participants. The passcode is 7546772. The event will be archived and made available by 1 p.m. Central Time July 17 in the investor relations section of First Horizon's Web site at www.fhnc.com. For four weeks from the press release date, FHN will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD. Without limiting the foregoing, after the conference call and except for the guidance expressed or implied herein or therein, we will not provide any earnings guidance, directly or indirectly, express or implied.

GENERAL INFORMATION

About First Horizon

The 6,000 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through approximately 200 bank locations in and around Tennessee and 19 capital markets offices in the U.S. and abroad. First Tennessee has the leading combined deposit market share in the 17 Tennessee counties where it does business and has one of the highest customer retention rates of any bank in the country. FTN Financial is an industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. FHN has been recognized as one of the nation's best employers by AARP and Working Mother magazines. More information can be found at www.fhnc.com.

 CONSOLIDATED SUMMARY RESULTS
 Quarterly, Unaudited

 -------------------------------------------------------------------
 (Thousands)         2Q09         1Q09         4Q08          3Q08
 -------------------------------------------------------------------
 Income Statement
  Highlights
 Net interest
  income          $ 199,086     $ 196,587    $ 204,948     $ 223,147
 Noninterest
  income            292,608       407,871      336,672       305,383
 Securities
  gains/(losses),
  net                  (330)           (2)       1,346          (210)
 -------------------------------------------------------------------
   Total
    revenue         491,364       604,456      542,966       528,320
 -------------------------------------------------------------------
 Noninterest
  expense           411,932       417,328      345,449       399,399
 Provision
  for loan
  losses            260,000       300,000      280,000       340,000
 -------------------------------------------------------------------
   Loss before
    income
    taxes          (180,568)     (112,872)     (82,483)     (211,079)
 Benefit
  for income
  taxes             (74,538)      (47,777)     (30,988)      (88,859)
 -------------------------------------------------------------------
 Loss from
  continuing
  operations       (106,030)      (65,095)     (51,495)     (122,220)
 Income from
  discontinued
  operations,
  net of tax            548            --           --            --
 -------------------------------------------------------------------
   Net loss        (105,482)      (65,095)     (51,495)     (122,220)
 -------------------------------------------------------------------
 Net income
  attributable
  to noncontrolling
  interest(a)         2,844         2,750        4,236         2,875
 -------------------------------------------------------------------
 Net loss
  attributable
  to
  controlling
  interest         (108,326)      (67,845)     (55,731)     (125,095)
 -------------------------------------------------------------------
 Preferred
  stock
  dividends(b)       14,856        14,956        7,413            --
   Loss
    available
    to common
   shareholders   $(123,182)    $ (82,801)   $ (63,144)    $(125,095)
 -------------------------------------------------------------------
 Common Stock Data
 Diluted EPS
  from continuing
  operations(c)   $   (0.58)    $   (0.39)   $   (0.30)    $   (0.59)
 Diluted EPS(c)       (0.58)        (0.39)       (0.30)        (0.59)
 Diluted
  shares(c)         213,735       213,734      213,665       213,664
 Period-end
  shares
  outstanding(c)    215,208       214,934      214,085       214,099
 Dividends
  declared
  per share(d)         NM(e)         NM(f)        NM(g)         NM(h)
 -------------------------------------------------------------------
 Balance Sheet
  Highlights
  (Period End)
 Total loans, net
  of unearned
  income        $19,585,827   $20,572,477  $21,278,190   $21,601,898
 Total
  deposits       14,977,461    14,910,055   14,241,814    13,778,235
 Total
  deposits
  -divestiture           --            --           --            --
 Total assets    28,758,943    31,208,024   31,021,980    32,804,376
 Total assets
  -divestiture           --            --           --            --
 Total
  liabilities    25,364,961    27,700,348   27,447,348    29,931,458
 Total
  liabilities
  -divestiture           --            --           --            --
 Total equity     3,393,982     3,507,676    3,574,632     2,872,918
 -------------------------------------------------------------------
 Key Ratios & Other
 Return on
  average assets     (1.46)%       (0.87)%      (0.66)%        (1.46)%
 Return on
  average
  common equity     (20.96)%      (13.44)%      (9.30)%       (18.30)%
 Net interest
  margin               3.05%         2.89%        2.96%         3.01%
 Fee income to
  total revenue          60%           67%          62%           58%
 Efficiency ratio     83.83%        69.04%       63.60%        75.60%
 Book value per
  common share     $  10.73      $  11.29     $  11.66      $  12.04
 Tangible book
  value per
  common share         9.64         10.19        10.55         10.92
 Adjusted
  tangible
  common equity
  to risk
  weighted
  assets               8.64          8.61         8.80          8.78
 FTE employees        5,971         6,033        6,095         6,195
 -------------------------------------------------------------------

 -------------------------------------------------------
                                       2Q09 Change vs.
                                     ------------------
                      2Q08           1Q09          2Q08
 -------------------------------------------------------
 Income Statement
  Highlights
 Net interest
  income          $ 238,895            1%        (17)%
 Noninterest
  income            400,018          (28)%        (27)%
 Securities
  gains/(losses),
   net                 (972)           NM           66%
 -------------------------------------------------------
   Total
    revenue         637,941          (19)%        (23)%
 -------------------------------------------------------
 Noninterest
  expense           462,999           (1)%        (11)%
 Provision
  for loan
  losses            220,000          (13)%         18%
 -------------------------------------------------------
   Loss before
    income
    taxes           (45,058)         (60)%       (301)%
 Benefit
  for income
  taxes             (28,821)         (56)%       (159)%

 Loss from
  continuing
  operations        (16,237)         (63)%          NM
 Income from
  discontinued
  operations,
  net of tax             --            NM           NM
 -------------------------------------------------------
   Net loss         (16,237)         (62)%          NM
 -------------------------------------------------------
 Net income
  attributable
  to noncontrolling
  interest(a)         2,844             3%          NM
 -------------------------------------------------------
 Net loss
  attributable
  to controlling
  interest          (19,081)         (60)%          NM

 Preferred
  stock
  dividends(b)           --           (1)%          NM
   Loss available
    to common
   shareholders   $ (19,081)         (49)%          NM
 -------------------------------------------------------
 Common Stock Data
 Diluted EPS
  from continuing
  operations(c)   $   (0.10)           NM           NM
 Diluted EPS(c)       (0.10)           NM           NM
 Diluted shares(c)  187,911             *           14%
 Period-end
  shares
  outstanding(c)    214,259             *            *
 Dividends
  declared
  per share(d)    $  0.19(i)           NM           NM
 -------------------------------------------------------
 Balance Sheet
  Highlights (Period End)
 Total loans,
  net of unearned
  income        $22,225,232           (5)%        (12)%
 Total deposits  15,093,947             *          (1)%
 Total deposits
  -divestiture      296,632            NM           NM
 Total assets    35,549,961           (8)%        (19)%
 Total assets
  -divestiture      395,628            NM           NM
 Total
  liabilities    32,557,238           (8)%        (22)%
 Total
  liabilities
  -divestiture      298,098            NM           NM
 Total equity     2,992,723           (3)%          13%
 -------------------------------------------------------
 Key Ratios & Other
 Return on
  average assets     (0.18)%
 Return on average
  common equity      (3.02)%
 Net interest
  margin               3.01%
 Fee income to
  total revenue          63%
 Efficiency ratio     72.60%
 Book value per
  common share     $  12.59
 Tangible book
  value per
  common share        11.46
 Adjusted tangible
  common equity
  to risk
  weighted assets      8.45
 FTE employees        9,386           (1)%        (36)%
 -------------------------------------------------------
 NM - Not meaningful
 * Amount is less than one percent.
 Certain previously reported amounts have been reclassified to agree with current presentation.
 (a) Represents preferred dividends previously reported in NIOE.
     Currently reported as noncontrolling interest due to adoption of
     SFAS 160.
 (b) 2Q 09 includes $4.0 million amortization of initial discounted book value of CPP preferred.
 (c) Shares restated for stock dividends distributed through July 1,
     2009.
 (d) Second quarter 2008 dividend declared paid in cash.
 (e) Stock dividend rate of 1.5782% per share.
 (f) Stock dividend rate of 2.6673% per share.
 (g) Stock dividend rate of 1.837% per share.
 (h) Stock dividend rate of 3.0615% per share.
 (i) Cash dividends per share restated for stock dividends distributed through July 1, 2009.

 NON-GAAP to GAAP RECONCILIATION
 Quarterly, Unaudited

 ---------------------------------------------------------------------
 (Millions)        2Q09        1Q09       4Q08       3Q08        2Q08
 ---------------------------------------------------------------------
 Tangible Common Equity (Non-GAAP)
 (A) Total equity
  (GAAP)         $ 3,394.0  $ 3,507.7  $ 3,574.6  $ 2,872.9  $ 2,992.7
 Less: Preferred
  stock capital
  surplus - CPP      790.6      786.6      785.7         --         --
 Less: Noncontrolling
  interest (a)       295.2      295.2      295.2      295.3      295.3
 ---------------------------------------------------------------------
 (B) Total common
  equity           2,308.2    2,425.9    2,493.7    2,577.6    2,697.4
 Less: Intangible
  assets (GAAP)(d)   234.3      235.9      237.5      239.3      241.0
 ---------------------------------------------------------------------
 (C) Tangible
  common equity
  (Non-GAAP)       2,073.9    2,190.0    2,256.2    2,338.3    2,456.4
 Less: Unrealized
  gains on AFS
  securities,
  net of tax          59.2       57.4       42.3       17.8       15.5
 ---------------------------------------------------------------------
 (D) Adjusted tangible
  common equity
  (Non-GAAP)       2,014.7    2,132.6    2,213.9    2,320.5    2,440.9
 ---------------------------------------------------------------------
 Tangible Assets (Non-GAAP)
 (E) Total assets
  (GAAP)          28,758.9   31,208.0   31,022.0   32,804.4   35,550.0
 Less: Intangible
  assets (GAAP)(d)   234.3      235.9      237.5      239.3      241.0
 ---------------------------------------------------------------------
 (F) Tangible assets
  (Non-GAAP)      28,524.6   30,972.1   30,784.5   32,565.1   35,309.0
 ---------------------------------------------------------------------
 Period-end Shares Outstanding
  (G) Period-end
   shares
   outstanding       215.2      214.9      214.1      214.1      214.3
 ---------------------------------------------------------------------
 Tier 1 Common (Non-GAAP)
 (H) Tier 1
  capital (b)    $ 3,596.3  $ 3,709.0  $ 3,784.2  $ 2,934.0  $ 3,034.7
 Less: Preferred
  stock capital
  surplus - CPP      790.6      786.6      782.7         --         --
 Less: Noncontrolling
  interest (a)       295.2      295.2      295.2      295.3      295.3
 Less: Trust
  preferred (c)      300.0      300.0      300.0      300.0      300.0
 ---------------------------------------------------------------------
 (I) Tier 1 common
  (Non-GAAP)       2,210.5    2,327.2    2,406.3    2,338.7    2,439.4
 ---------------------------------------------------------------------
 Risk Weighted Assets
 (J) Risk weighted
  assets (b)       $23,328    $24,772    $25,185    $26,427    $28,885
 ---------------------------------------------------------------------
 Ratios
 (C)/(F) Tangible
  common equity to
  tangible assets
  (TCE/TA)
  (Non-GAAP)          7.27%      7.07%      7.34%      7.18%      6.96%
 (A)/(E) Total
  equity to total
  assets (GAAP)      11.80%     11.24%     11.52%      8.76%      8.42%
 (C)/(G) Tangible
  book value per
  common share
  (Non-GAAP)       $  9.64    $ 10.19    $ 10.55    $ 10.92    $ 11.46
 (B)/(G) Book
  value per
  common share
  (GAAP)           $ 10.73    $ 11.29    $ 11.66    $ 12.04    $ 12.59
 (I)/(J) Tier 1
  common ratio
  (Non-GAAP)          9.48%      9.40%      9.56%      8.85%      8.45%
 (H)/(E) Tier 1
  capital to
  total assets
  (GAAP)             12.50%     11.88%     12.20%      8.94%      8.54%
 (D)/(J) Adjusted
  tangible common
  equity to risk
  weighted assets
  (TCE/RWA)
  (Non-GAAP)          8.64%      8.61%      8.80%      8.78%      8.45%
 (A)/(E) Total
  equity to total
  assets (GAAP)      11.80%     11.24%     11.52%      8.76%      8.42%
 ---------------------------------------------------------------------
 (a) Included in total equity on the consolidated balance sheet.
 (b) Current quarter is an estimate.
 (c) Included in term borrowings on the consolidated balance sheet.
 (d) Includes goodwill and other intangible assets, net of amortization.

FHN-G

CONTACT: First Horizon National Corp.
         Media Information:
         Anthony Hicks
           (901) 523-4726
         Investor Relations:
         Dave Miller
           (901) 523-4162